Exhibit 99.1

BancTrust Financial Group, Inc. Reports Third Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--October 29, 2012--BancTrust Financial Group, Inc. (BancTrust) (NASDAQ:BTFG) today reported its financial results for the third quarter and nine months ended September 30, 2012. The Company reported a net loss to common shareholders of $10.3 million, or $0.57 per fully diluted share, for the third quarter of 2012 compared with a net loss to common shareholders of $743,000, or $0.04 per diluted share, for the third quarter of 2011. For the nine-month period ended September 30, 2012, BancTrust reported a net loss to common shareholders of $23.2 million, or $1.29 per share, compared with a net loss to common shareholders of $457,000, or $0.03 per share, for the first nine months of 2011.

Merger with Trustmark Corporation

On May 29, 2012, BancTrust and Trustmark Corporation (Trustmark) announced the signing of a definitive agreement pursuant to which BancTrust will merge into Trustmark.

Under the terms of the definitive agreement, which was approved by BancTrust shareholders at a special shareholders’ meeting on September 26, 2012, holders of BancTrust common stock will receive 0.125 of a share of Trustmark common stock for each share of BancTrust common stock in a tax-free exchange.

On October 9, 2012, BancTrust and Trustmark announced that the definitive agreement dated May 28, 2012, pursuant to which BancTrust will merge into Trustmark, has been amended to accommodate the closing of the merger in early 2013. As such, the latest possible closing date for the merger has been extended from December 31, 2012, to February 28, 2013. This extension provides additional time to receive regulatory approval and to ensure a smooth transition and operational conversion to Trustmark systems in early 2013. All other material aspects of the definitive agreement remain unchanged.

Commenting on the status of the pending merger with Trustmark, W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust, stated, “Our shareholders’ overwhelming approval of the merger with Trustmark at our shareholders’ meeting on September 26, 2012, affirms that we are on the right path. The recent amendment of the merger agreement to extend the deadline for completion of the merger is aimed at minimizing potential customer disruptions during the holiday season and will allow more time to ensure seamless integration of our systems with those of Trustmark. Our associates are working diligently with Trustmark personnel to prepare for the merger and remain committed to providing our customers with superior service during and after this transition. We expect regulatory approval of the merger late in 2012 or early in 2013, and we anticipate closing the merger in early 2013.”

Third Quarter Results

Net interest revenue was $13.2 million in the third quarter of 2012 compared with $15.8 million in the third quarter of 2011. The decrease in net interest revenue was due primarily to a decrease in average earning assets and net interest margin compared with the third quarter of last year. BancTrust’s net interest margin (tax equivalent) was 2.91% in the third quarter of 2012 compared with 3.28% in the third quarter of 2011.

Total loans were $1.2 billion at September 30, 2012, compared with $1.3 billion at September 30, 2011. The decrease in loans since last year was due to soft loan demand in certain markets, the transfer of loans to other real estate and loan charge-offs.

The results for the third quarter of 2012 included a $9.5 million provision for loan losses, compared with a $6.0 million provision for the corresponding period in 2011. The increase in the provision for loan losses was due primarily to increases in specific allowances for impaired loans, especially for certain land and land development loans in the panhandle of Florida, made in response to recent appraisals and independent appraisal reviews.

The allowance for loan losses was strengthened to 4.85% of total loans at September 30, 2012, compared with 3.30% in the third quarter of 2011. Net charge-offs for the third quarter of 2012 were $4.6 million compared with $3.2 million in the third quarter of 2011.

Deposits were $1.78 billion at September 30, 2012, compared with $1.84 billion at September 30, 2011. Liquidity at our subsidiary bank remained strong at September 30, 2012, as evidenced by $269.3 million in average overnight funds and short-term investments. Short-term investments include investment securities with little price volatility that we can sell as needed for liquidity purposes. At the end of the third quarter, the bank had no brokered deposits.

Total non-interest revenue was $5.1 million in the third quarter of 2012 compared with $5.3 million in the third quarter of 2011. The decrease in non-interest revenue was due to lower trust revenue, service charges on deposits and other non-interest revenue, offset partially by higher securities gains compared with the third quarter of last year.

Non-interest expense was $18.3 million in the third quarter of 2012 compared with $15.2 million in the third quarter of 2011. The increase in non-interest expense was due primarily to higher losses on other real estate and other non-interest expense compared with the prior year’s third quarter. Net losses on other real estate rose to $3.5 million in the third quarter of 2012 compared with $1.5 million in the third quarter of 2011.

BancTrust’s pre-tax loss was $9.5 million in the third quarter of 2012 compared with a pre-tax loss of $86,000 in the third quarter of 2011. Net loss available to common shareholders was $10.3 million, or $0.57 per share, for the third quarter of 2012 compared with a net loss to common shareholders of $743,000, or $0.04 per share, in the third quarter of 2011.

Nine Months Results

For the first nine months of 2012, net loss to common shareholders was $23.2 million compared with a net loss to common shareholders of $457,000 for the same period in 2011. Net loss to common shareholders per diluted share was $1.29 for the first nine months of 2012 compared with a net loss to common shareholders per diluted share of $0.03 for the same period in 2011.

Net interest revenue was $42.7 million in the first nine months of 2012 compared with $46.7 million in the first nine months of 2011. The decrease in net interest revenue was due primarily to a decrease in average earning assets and net interest margin compared with last year. Average earning assets, primarily loans, were down 5.9% to $1.8 billion compared with average earning assets of $1.9 billion in the first nine months of 2011. Net interest margin for the first nine months of 2012 was 3.12% compared with 3.22% in the same period of 2011.

The provision for loan losses rose to $26.8 million in the 2012 period compared with $14.5 million in the 2011 period. At September 30, 2012, non-performing assets were $197.6 million compared with $154.2 million at December 31, 2011, as collateral dependent real estate loans continued to underperform.

Non-interest revenue rose to $15.24 million in the first nine months of 2012 compared with $15.20 million in the first nine months of 2011. The increase was due to an increase in securities gains for the first nine months of 2012 compared with the same period in 2011. Securities gains rose to $3.1 million in the first nine months of 2012 compared with $2.4 million in the first nine months of 2011.

Non-interest expense increased to $52.6 million in the first nine months of 2012 compared with $45.3 million in the first nine months of 2011. The increase was due primarily to an increase in loss on other real estate, loss on repossessed assets, capital raise costs, and a $3.5 million settlement expense. The 2012 results include $2.4 million in capital raise costs associated with the Company’s abandoned capital raise and pending merger, and $3.5 million in settlement expenses which the bank paid to Countrywide Home Loans to settle any and all claims and disputes related to mortgage loans sold by the bank or its predecessors to Countrywide Home Loans prior to July 2, 2012. There were no comparable capital raise or settlement expenses in the first nine months of 2011.

BancTrust was classified as well-capitalized at the end of the third quarter of 2012. Total risk-based capital was 11.09% for the holding company and 12.85% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 9.66% for the holding company and 11.56% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 40 bank offices in the southern two thirds of Alabama and nine bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, the risk that indications of an improving economy may prove to be premature; the risks presented by the recent economic recession and the slow recovery of the economy, which could continue to adversely affect credit quality, collateral values, including the value of real estate collateral and other real estate owned, investment values, liquidity and loan originations, reserves for loan losses, charge-offs of loans and loan portfolio delinquency rates; if we do not complete the merger with Trustmark, we may be compelled to seek additional capital to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on favorable terms; existing regulatory requirements, changes in regulatory requirements, including accounting standards and legislation, and our inability to meet those requirements, including capital requirements, and increases in our deposit insurance premiums, could adversely affect the businesses in which we are engaged, our results of operations and financial condition; risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; and competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete. These risks, specifically with respect to the pending Trustmark merger also include the risk that BancTrust or Trustmark may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; and the effect of changes in governmental regulations. We also refer you to the other risks described in BancTrust’s reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors,” which are applicable as well. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2012	2012	2012	2011	2011	2012	2011

EARNINGS:
Interest revenue	$16,234	$17,722	$18,461	$19,305	$20,213	$52,417	$61,215
Interest expense	2,988	3,370	3,388	3,835	4,406	9,746	14,476

Net interest revenue	13,246	14,352	15,073	15,470	15,807	42,671	46,739

Provision for loan losses	9,500	13,700	3,600	17,600	6,000	26,800	14,500

Trust revenue	873	945	924	522	945	2,742	3,035
Service charges on deposit accounts	1,449	1,417	1,494	1,620	1,581	4,360	4,606
Securities gains	1,117	664	1,302	1,433	1,086	3,083	2,449
Other than temporary impairment loss	0	0	0	(150)	(50)	0	-50
Other income, charges and fees	1,640	1,693	1,720	1,800	1,711	5,053	5,159
Total non-interest revenue	5,079	4,719	5,440	5,225	5,273	15,238	15,199

Salaries, pensions and other employee benefits	6,630	6,604	6,884	7,035	6,806	20,118	20,908
Net occupancy, furniture and equipment expense	2,564	2,651	2,266	2,553	2,429	7,481	7,115
Intangible amortization	226	225	226	237	292	677	876
Loss on other real estate, net	3,464	0	0	30,211	1,461	3,464	2,187
Loss (gain) on repossessed and other assets	199	(8)	21	(89)	(1)	212	(158)
Merger and capital raise costs	17	402	1,965	1,219	0	2,384	0
Mortgage recourse settlement	0	3,520	0	0	0	3,520	0
FDIC insurance assessment	675	661	683	678	356	2,019	2,528
Other real estate carrying cost	536	395	658	457	438	1,589	1,399
Other non-interest expense	4,016	3,590	3,546	3,394	3,385	11,152	10,463
Total non-interest expense	18,327	18,040	16,249	45,695	15,166	52,616	45,318
Income (loss) before income taxes	(9,502)	(12,669)	664	(42,600)	(86)	(21,507)	2,120
Income tax expense (benefit)	0	(700)	28	7,103	(117)	(672)	263
Net income (loss)	(9,502)	(11,969)	636	(49,703)	31	(20,835)	1,857

Effective preferred stock dividend	792	781	778	776	774	2,351	2,314

Net loss to common shareholders	($10,294)	($12,750)	($142)	($50,479)	($743)	($23,186)	($457)

Loss per common share:

Basic	($0.57)	($0.71)	($0.01)	($2.81)	($0.04)	($1.29)	($0.03)
Diluted	(0.57)	(0.71)	(0.01)	(2.81)	(0.04)	(1.29)	(0.03)

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$2.47	$3.03	$3.55	$3.65	$6.76	$2.47	$6.76

Common shares outstanding	17,961	17,961	17,954	17,954	17,954	17,961	17,954
Basic average common shares outstanding	17,961	17,958	17,954	17,954	17,953	17,958	17,886
Diluted average common shares outstanding	17,961	17,958	17,954	17,954	17,953	17,958	17,886

STATEMENT OF CONDITION:	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11	09/30/12	09/30/11
Cash and cash equivalents	$160,757	$122,123	$135,472	$99,853	$126,761	$160,757	$126,761
Securities available for sale	497,606	521,100	479,497	517,213	508,160	497,606	508,160
Loans and loans held for sale	1,184,441	1,218,649	1,256,490	1,277,049	1,307,376	1,184,441	1,307,376
Allowance for loan losses	(57,435)	(52,553)	(43,085)	(42,156)	(43,117)	(57,435)	(43,117)
Other intangible assets	2,841	3,067	3,293	3,519	3,755	2,841	3,755
Other real estate owned	53,750	59,141	60,765	57,387	89,883	53,750	89,883
Other assets	112,562	115,189	116,335	119,012	126,195	112,562	126,195
Total assets	$1,954,522	$1,986,716	$2,008,767	$2,031,877	$2,119,013	$1,954,522	$2,119,013

Deposits	$1,780,495	$1,799,634	$1,791,456	$1,811,673	$1,842,843	$1,780,495	$1,842,843
Short-term borrowings	20,000	20,000	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long-term debt	45,326	45,391	70,476	70,539	70,597	45,326	70,597
Other liabilities	15,226	18,206	14,202	15,383	15,702	15,226	15,702
Preferred stock	49,198	49,039	48,884	48,730	48,579	49,198	48,579
Common shareholders' equity	44,277	54,446	63,749	65,552	121,292	44,277	121,292
Total liabilities and shareholders' equity	$1,954,522	$1,986,716	$2,008,767	$2,031,877	$2,119,013	$1,954,522	$2,119,013

	Quarter Ended					Nine Months Ended
	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11	09/30/12	09/30/11
AVERAGE BALANCES:
Total assets	$1,967,124	$2,004,636	$2,010,407	$2,096,048	$2,123,774	$1,993,959	$2,154,405
Earning assets	1,811,984	1,836,997	1,840,200	1,891,021	1,912,651	1,829,662	1,944,210
Loans	1,203,775	1,244,122	1,272,431	1,299,330	1,318,652	1,239,977	1,344,446
Deposits	1,784,107	1,791,044	1,790,017	1,822,445	1,848,136	1,788,374	1,866,838
Common shareholders' equity	52,929	63,573	66,215	119,811	120,934	60,877	118,390

PERFORMANCE RATIOS:

Return on average assets	-1.92%	-2.40%	0.13%	-9.41%	0.01%	-1.40%	0.12%
Return on average common shareholders' equity	-77.37%	-80.66%	-0.86%	-167.15%	-2.44%	-50.87%	-0.52%
Net interest margin (tax equivalent)	2.91%	3.14%	3.30%	3.25%	3.28%	3.12%	3.22%

ASSET QUALITY:

Ratio of non-performing assets to total assets	10.11%	8.39%	8.04%	7.59%	9.28%	10.11%	9.28%
Ratio of allowance for loan losses to total loans, net of unearned income	4.85%	4.31%	3.43%	3.30%	3.30%	4.85%	3.30%
Net loans charged-off to average loans (annualized)	1.53%	1.37%	0.84%	5.67%	0.95%	1.24%	1.92%
Ratio of ending allowance to total non-performing loans	39.92%	48.85%	42.80%	43.53%	40.42%	39.92%	40.42%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	2.69%	3.17%	3.29%	5.72%	5.69%	3.05%	5.50%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, 251-431-7813
Chief Financial Officer